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Exhibit 10.77

SCHEDULE OF OMITTED DETAILS

        The following schedule presents the terms omitted from the form of Notice of Stock Unit Award filed as Exhibit 10.77 to the report on Form 10-K for the fiscal year ended May 31, 2004, filed by Liberate Technologies.

        The following information omitted from the exhibit appears in the first page of the form of Notice of Stock Unit Award for each of the executive officers listed below:

Name of Recipient:	Gregory S. Wood
Total Number of Units Granted:	150,000

        Vesting Schedule:

Vesting Date	Number of Units Vesting
July 15, 2004	11,250
January 15, 2005	18,750
July 15, 2005	18,750
January 15, 2006	18,750
July 15, 2006	18,750
January 15, 2007	18,750
July 15, 2007	18,750
January 15, 2008	18,750
July 15, 2008	7,500
Total	150,000
Name of Recipient:	Patrick Nguyen
Total Number of Units Granted:	150,000

        Vesting Schedule:

Vesting Date	Number of Units Vesting
July 15, 2004	11,250
January 15, 2005	18,750
July 15, 2005	18,750
January 15, 2006	18,750
July 15, 2006	18,750
January 15, 2007	18,750
July 15, 2007	18,750
January 15, 2008	18,750
July 15, 2008	7,500
Total	150,000

Name of Recipient:	Philip Vachon
Total Number of Units Granted:	100,000

        Vesting Schedule:

Vesting Date	Number of Units Vesting
July 15, 2004	7,500
January 15, 2005	12,500
July 15, 2005	12,500
January 15, 2006	12,500
July 15, 2006	12,500
January 15, 2007	12,500
July 15, 2007	12,500
January 15, 2008	12,500
July 15, 2008	5,000
Total	100,000

LIBERATE TECHNOLOGIES
1999 EQUITY INCENTIVE PLAN
FORM OF NOTICE OF STOCK UNIT AWARD

        You have been granted units representing shares of Common Stock of Liberate Technologies (the "Company") on the following terms:

Name of Recipient:

Total Number of Units Granted:

Date of Grant:	April 26, 2004
Vesting Commencement Date:	July 15, 2004

        Vesting Schedule:

Vesting Date	Number of Units Vesting
Total

        The stock units will vest in accordance with this schedule so long as you provide continuous Service. "Service" means service as an Employee, Outside Director or Consultant of the Company (as these terms are defined in the Plan).

        This award will fully vest upon a Termination Event, consisting of a Change in Control (as defined in Exhibit A) in which the acquiring or surviving entity fails within ten days prior to the closing thereof to make a written offer to you of continued employment for a period of at least one year that is located within 20 miles of your present location and has equal or greater: (i) responsibilities, title, and reporting relationship in the surviving entity and parent; (ii) total compensation (including salary, bonus and equity incentives); and (iii) office and support arrangements and staff. As a condition of any such acceleration, you and Liberate will sign a mutual waiver of claims (as set forth in the Employee Retention Agreement between the parties) at the time of the acceleration.

        As a condition of such accelerated vesting, you agree to sign a mutual release of claims against Liberate (upon terms set forth in the Employee Retention Agreement between the parties) as to any claims that may have arisen prior to the date of the acceleration.

        You and the Company agree that these units are granted under and governed by the terms and conditions of the Liberate Technologies 1999 Equity Incentive Plan, as amended (the "Plan"), and the Stock Unit Agreement, both of which are attached to and made a part of this document.

        You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

RECIPIENT:	LIBERATE TECHNOLOGIES
By:

Title:

LIBERATE TECHNOLOGIES
1999 EQUITY INCENTIVE PLAN

FORM OF STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.
Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award. The vesting of the award will accelerate under certain circumstances as specified in the Notice of Stock Unit Award.
Settlement of Units	Each of your units will be settled when it vests, unless the Company has approved a later settlement date in writing.

At the time of settlement, you will receive one share of the Company's Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be based on the market value of the Company's Common Stock at the time of settlement.

You understand and agree that it will usually require at least 2-3 business days following each vesting date for the Company's transfer agent and your broker to deposit the shares to your brokerage account, and you may not be able to sell the shares until they have been deposited.
Nature of Units
Your units are bookkeeping entries. They represent only the Company's unfunded and unsecured promise to issue shares of Common Stock or distribute cash on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.
No Voting Rights or Dividends
Your units carry neither voting rights nor rights to cash or other dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company's Common Stock.
Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes
No stock certificates or cash will be distributed to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the settlement of this award. At your option, and with the Company's consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when the units are settled, (b) surrendering shares that you previously acquired, (c) the payment of withholding taxes from the proceeds of an approved sale of shares through a Company-approved broker, if available, or (d) your delivery of a check to the Company. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied against the withholding taxes. Unless you elect an arrangement by providing written notice to the Company, the Company may, at its option, choose to withhold shares that would otherwise be issued to you in order to satisfy withholding tax obligations.

For purposes of determining the withholding taxes, if any, to be withheld upon settlement of this award, the fair market value of the stock shall be based upon the closing price of the Company's common stock on the last trading day prior to each vesting date.
Restrictions on Resale	You agree not to sell any shares at a time when applicable laws prohibit a sale.

You further agree not to sell any shares when any Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
No Retention Rights
Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.
Leaves of Absence and Part-Time Work
For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company's leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the Company may adjust the vesting schedule specified in the Notice of Stock Unit Award in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the Company may adjust the vesting schedule specified in the Notice of Stock Unit Award in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.
Termination of Vesting; Forfeiture of Units
No additional units vest after your Service has terminated for any reason. If your Service terminates for any reason, including by reason of death, then your units will be forfeited to the extent that they have not vested before the termination date. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.
The Company determines when your Service terminates for this purpose.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).
Company Policies	You agree to comply with all written policies of the Company, as set forth on the Company's intranet site.
Arbitration
You and the Company waive the right to a trial before a judge or jury and agree to arbitrate any dispute relating to this Agreement. The arbitrator's decision will include written findings of fact and law and will be final and binding, except to the extent that judicial review is required by law. The American Arbitration Association's National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense. The arbitrator may award any remedy that would be available from a court of law. You may choose to hold the arbitration either in San Mateo County, California or the county where you worked when the arbitrable dispute first arose. You and we will share the arbitration costs equally (except that we will pay the arbitrator's fee and any other expense or cost unique to arbitration) and each party will pay its own attorney's fees, except as required by law.

The Plan and Other Agreements	The text of the 1999 Equity Incentive Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

EXHIBIT A

DEFINITION OF "CHANGE IN CONTROL"

        "Change in Control" means:

  a)
  The consummation of a merger or consolidation of Liberate with or into another entity or any other corporate reorganization, if persons who did not own or control 50% or more of the voting power of Liberate immediately prior to such merger, consolidation or other reorganization own or control immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

  b)
  The sale, transfer or other disposition of all or substantially all of Liberate's assets;

  c)
  A change in the composition of Liberate's Board of Directors (the "Board"), as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of Liberate on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

  d)
  Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), directly or indirectly, of securities of Liberate representing at least 50% of the total voting power represented by Liberate's then outstanding voting securities. For purposes of this paragraph (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Liberate or of a Parent or Subsidiary (each as defined below), and (ii) a corporation owned directly or indirectly by the stockholders of Liberate in substantially the same proportions as their ownership of the common stock of Liberate.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Liberate's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Liberate's securities immediately before such transaction. A transaction shall not automatically be deemed a Change in Control if it constitutes a stock repurchase or similar action initiated by Liberate that results in Oracle Corporation or its affiliates owning at least 50% of the total voting power represented by Liberate's then outstanding voting securities unless Liberate's Board or Compensation Committee determines that such a transaction constitutes a Change in Control.

        "Parent" means any corporation (other than Liberate) in an unbroken chain of corporations ending with Liberate, if each of the corporations other than Liberate owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the effective date of this Agreement shall be considered a Parent commencing as of such date.

        "Subsidiary" means any corporation (other than Liberate) in an unbroken chain of corporations beginning with Liberate, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the effective date of this Agreement shall be considered a Subsidiary commencing as of such date.

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  Exhibit 10.77
SCHEDULE OF OMITTED DETAILS
LIBERATE TECHNOLOGIES 1999 EQUITY INCENTIVE PLAN FORM OF NOTICE OF STOCK UNIT AWARD
LIBERATE TECHNOLOGIES 1999 EQUITY INCENTIVE PLAN
FORM OF STOCK UNIT AGREEMENT
EXHIBIT A DEFINITION OF "CHANGE IN CONTROL "